SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                        LandAmerica Financial Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    514936103


--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [-]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [-]  Rule 13d-1(d)

CUSIP No. 514936103
          ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Waterstone Asset Management, LLC (1)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [-]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,356,381

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,356,381

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,356,381

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [-]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.06%

12.  TYPE OF REPORTING PERSON

     OO

----------

(1) Waterstone Asset Management, LLC may be deemed to be the beneficial owner of such securities by virtue of its role as the general partner of the investment manager of the investment fund which owns such securities.

CUSIP No. 514936103
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Waterstone Market Neutral Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [-]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,356,381

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,356,381

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,356,381

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.06%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 514936103
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Waterstone Capital Offshore Advisors, LP (2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [-]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,356,381

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,356,381

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,356,381

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.06%

12.  TYPE OF REPORTING PERSON

     PN


(2) Waterstone Capital Offshore Advisors, LP may be deemed to be the beneficial owner of such securities by virtue of its role as the investment manager of the investment fund which owns such securities.

--------------------------------------------------------------------------------

CUSIP No. 514936103
          ---------

Item 1(a).  Name of Issuer:


            LandAmerica Financial Group, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5600 Cox Road
            Glen Allen, Virginia
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Waterstone Asset Management, LLC
            Waterstone Market Neutral Master Fund, Ltd.
            Waterstone Capital Offshore Advisors, LP
            --------------------------------------------------------------------


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Waterstone Asset Management, LLC
            2 Carlson Parkway, Suite 260
            Plymouth, Minnesota 55447

            Waterstone Market Neutral Master Fund, Ltd.
            c/o GlobeOp Financial Services (Cayman) Limited
            P.O. Box 908 GT
            Walker House, Mary Street
            George Town
            Grand Cayman, Cayman Islands
            British West Indies

            Waterstone Capital Offshore Advisors, LP
            2 Carlson Parkway, Suite 260
            Plymouth, Minnesota 55447
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Waterstone Asset Management, LLC - Delaware limited liability company
            Waterstone Market Neutral Master Fund, Ltd. - Cayman Islands
              exempted company
            Waterstone Capital Offshore Advisors, LP - Delaware limited partnership
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            514936103
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [-]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [-]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [-]  Insurance  company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [-] Investment company registered under Section 8 of the Investment Company Act.

     (e) [-]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [-] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [-] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [-] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [-] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [-]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Waterstone Asset Management, LLC - 1,356,381 shares
          Waterstone Market Neutral Master Fund, Ltd. - 1,356,381 shares Waterstone Capital Offshore Advisors, LP - 1,356,381 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Waterstone Asset Management, LLC - 8.06%
          Waterstone Market Neutral Master Fund, Ltd. - 8.06%
          Waterstone Capital Offshore Advisors, LP - 8.06%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                Waterstone Asset Management, LLC - 0
                Waterstone Market Neutral Master Fund, Ltd. - 0
                Waterstone Capital Offshore Advisors, LP - 0
-------------------------------------------------------------------------------,

          (ii)  Shared power to vote or to direct the vote

                Waterstone Asset Management, LLC - 1,356,381
                Waterstone Market Neutral Master Fund, Ltd. - 1,356,381 Waterstone Capital Offshore Advisors, LP - 1,356,381
-------------------------------------------------------------------------------,

          (iii) Sole power to dispose or to direct the

                Waterstone Asset Management, LLC - 0
                Waterstone Market Neutral Master Fund, Ltd. - 0
                Waterstone Capital Offshore Advisors, LP - 0
-------------------------------------------------------------------------------,

          (iv)  Shared power to dispose or to direct the
                disposition of
                Waterstone Asset Management, LLC - 1,356,381
                Waterstone Market Neutral Master Fund, Ltd. - 1,356,381 Waterstone Capital Offshore Advisors, LP - 1,356,381
-------------------------------------------------------------------------------.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

     By signing below the Reporting Person certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               January 30, 2009
                                    ---------------------------------------
                                                   (Date)

                                    WATERSTONE ASSET MANAGEMENT, LLC *


                                    By: /s/ Martin Kalish
                                        -------------------------------
                                    Name: Martin Kalish
                                    Title: Chief Financial Officer

                                    WATERSTONE MARKET NEUTRAL MASTER FUND, LTD.

                                    By:  WATERSTONE ASSET MANAGEMENT, LLC
                                         General Partner of its investment
                                         manager


                                    By:  /s/ Martin Kalish
                                       --------------------------------
                                    Name: Martin Kalish
                                    Title: Chief Financial Officer

                                    WATERSTONE CAPITAL OFFSHORE ADVISORS, LP *

                                    By:  WATERSTONE ASSET MANAGEMENT, LLC
                                         General Partner of its investment
                                         manager


                                    By:   /s/ Martin Kalish
                                        --------------------------------
                                    Name: Martin Kalish
                                    Title: Chief Financial Officer

* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                     EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated January 30, 2009 relating to the Common Stock of LandAmerica Financial Group, Inc. shall be filed on behalf of the undersigned.


                                    WATERSTONE ASSET MANAGEMENT, LLC *


                                    By: /s/ Martin Kalish
                                        -------------------------------
                                    Name: Martin Kalish
                                    Title: Chief Financial Officer

                                    WATERSTONE MARKET NEUTRAL MASTER FUND, LTD.

                                    By:  WATERSTONE ASSET MANAGEMENT, LLC
                                         General Partner of its investment
                                         manager


                                    By:  /s/ Martin Kalish
                                       --------------------------------
                                    Name: Martin Kalish
                                    Title: Chief Financial Officer

                                    WATERSTONE CAPITAL OFFSHORE ADVISORS, LP *

                                    By:  WATERSTONE ASSET MANAGEMENT, LLC
                                         General Partner of its investment
                                         manager


                                    By:   /s/ Martin Kalish
                                        --------------------------------
                                    Name: Martin Kalish
                                    Title: Chief Financial Officer


SK 21823 0002 959792